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                                                                    EXHIBIT 4.01

          CERTIFICATE OF DESIGNATION AND DETERMINATION OF RIGHTS AND
            PREFERENCES OF CUMULATIVE CONVERTIBLE PREFERRED STOCK,
                                   SERIES A,
                                      OF
                         INTEGRATED ORTHOPAEDICS, INC.


     Integrated Orthopaedics, Inc., a Texas corporation (the "Company"), does hereby certify that:

     FIRST:   The name of the Company is Integrated Orthopaedics, Inc.

     SECOND: By unanimous vote of the Board of Directors of the Company (the "Board of Directors") at a meeting duly called and held, the following resolutions were duly adopted:

          RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, as amended through the date hereof, of the Company (the "Articles of Incorporation"), a series of the class of authorized Preferred Stock, with a par value of $0.01 per share, of the Company be hereby created, and that the designation of amount thereof and the voting powers, preferences and relative, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions of such series, be as set forth below; and

          RESOLVED FURTHER, that such provisions supersede any prior certificate of designation filed by the Company with the Secretary of State of the State of Texas with respect to such series of the class of Preferred Stock authorized hereby.

          1. Designation. The designation of the Series of Preferred Stock authorized hereby shall be "Cumulative Convertible Preferred Stock, Series A" ("Series A Preferred Stock") with a par value of $0.01 per share, and 26,000 shares are hereby authorized for issuance.

          2.  Ranking.  The Series A Preferred Stock shall rank as to dividends
(i) senior to the Common Stock, par value $0.001 per share, of the Company (the "Common Stock") and any other class or series of capital stock that by its express terms provides that it ranks junior to the Series A Preferred Stock as to dividends or that does not expressly provide for any ranking as to dividends ("Junior Securities"), (ii) on a parity with the Series B Preferred Stock, par value $0.01 per
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share, of the Company (the "Series B Preferred Stock") and any other class or series of capital stock that by its express terms provides that it ranks on a parity with the Series A Preferred Stock as to payment of dividends ("Parity Securities") and (iii) junior to any class or series of capital stock that by its express terms provides that it ranks senior to the Series A Preferred Stock ("Senior Securities").

          3. Dividends. The holders of Series A Preferred Stock shall be entitled to receive cumulative cash dividends at the rate of (i) $8.00 per share for the period beginning on the date of issuance and ending on June 30, 2001,
(ii) $10.00 per share for the period beginning July 1, 2001 and ending on June 30, 2002, (iii) $12.00 per share for the period beginning July 1, 2002 and ending on June 30, 2003, and (iv) $16.00 per share after July 1, 2004 (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) per annum, and no more, payable quarterly on March 31, June 30, September 30 and December
31. Such dividends shall first be payable on June 30, 1999. Such dividends shall be payable in preference and priority to any payment of any cash dividend on Junior Securities, when and as declared by the Board of Directors of the Company. Notwithstanding the foregoing, the Company may defer payment of accrued dividends to the holders of the Series A Preferred Stock to the extent the dividends cannot be paid from the Company's "Free Cash Flow" (as hereinafter defined). Such dividends may be deferred until the earlier of such times as Free Cash Flow is available for payment of same or June 30, 2001.

          Free Cash Flow is defined as the Net Increase in Cash and Cash Equivalents (as expressed in the Company's "Consolidated Statement of Cash Flows" for the number of months which have passed since the end of the prior fiscal year, calculated as of the end of the month most recently ended prior to the due date of a dividend payment), adjusted to eliminate any net cash provided or used by financing activities, minus any accrued dividends on Series A Preferred Stock, less $750,000.

          Such dividends shall (even though such dividends are not payable until beginning June 30, 1999) accrue with respect to each share of Series A Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series A Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Securities or (other than dividends on Series B Preferred Stock or other Parity Securities paid in additional shares of Series B Preferred Stock) any Parity Securities and before any purchase or acquisition of any Junior Securities or Parity Securities is made by the Company. At the earlier of: (1) the redemption of the Series A Preferred Stock, (2) the liquidation, sale or merger
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

of the Company or (3) June 30, 2001, any accrued but unpaid dividends shall be paid to the holders of record of outstanding shares of Series A Preferred Stock.

          The Company shall give written notice, sent by first class certified mail, postage prepaid and return receipt requested, specifying the date and amount of each dividend to be paid on Series A Preferred Stock, at least 5 days in advance of the dividend payment date to all holders of record of the Series A Preferred Stock as their names and addresses appear on the share register of the Company on the date of such notice. Each dividend shall be mailed to the holders of record of the Series A Preferred Stock as their names and addresses appear on the share register of the Company on the corresponding dividend payment date. Anything contained in this Section 3 to the contrary notwithstanding, the holders of shares of Series A Preferred Stock with respect to which dividends are to be paid in accordance with this Section shall have the right, exercisable at any time up to the close of business on the applicable dividend payment date to convert all or any part of such shares into shares of Common Stock pursuant to Section 10 hereof and for such purpose such dividend shall not be deemed to have been paid or set apart at the date of such conversion.

          4. Preference on Liquidation, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus), or proceeds thereof, shall be made to or set apart for the holders of shares of any Junior Securities, the holders of shares of Series A Preferred Stock shall be entitled to receive payment of $100 per share held by them, plus an amount equal to all accrued and unpaid dividends thereon, whether or not declared to the date of such payment. If, upon any liquidation, dissolution or winding-up of the Company, the assets of the Company, or proceeds thereof, distributed among the holders of shares of Series A Preferred Stock and the holders of all Parity Securities shall be insufficient to pay in full the respective preferential amounts on shares of Series A Preferred Stock and all Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and the holders of Parity Securities ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which the holders of Series A Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company. For the purpose of this Section 4, none of the merger or the consolidation of the Company into or with another corporation or the merger or consolidation of any other corporation into or with the Company or the sale, transfer, or other disposition of all or substantially all of the assets of the Company, shall be deemed to be a voluntary or involuntary liquidation, dissolution, or winding-up of the Company.

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

          5. Retirement of Shares. Shares of Series A Preferred Stock that have been issued and have been redeemed, repurchased or reacquired in any manner by the Company shall be retired and not reissued and shall resume the status of authorized but unissued and non-designated shares of preferred stock of the Company.

          6. Voting. Each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 10 hereof at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of shareholders is solicited. Each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except for the election of directors and as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, and except for the vote of the Series A Preferred Stock provided for in Section 7 and Section 8 hereof, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

          7. Special Voting Rights. After June 30, 2001, the number of directors constituting the Board of Directors of the Company shall be increased by one, and the holders of Series A Preferred Stock, voting as a separate series shall be entitled by written consent or at the next annual meeting of stockholders or the next special meeting of stockholders, or at a special meeting of holders of Series A Preferred Stock called as hereinafter provided, to elect a director to fill such newly created directorship, without diminution of their right to participate with holders of Common Stock and holders, if any, of any other capital stock of the Company entitled to vote for the election of directors in the election of any other directors.

          Whenever such voting right shall vest, it may be exercised initially by consent in writing of the holders of two-thirds of the Series A Preferred Stock at the time outstanding or at a special meeting of holders of Series A Preferred Stock or at any annual or special stockholders' meeting, but thereafter it shall be exercised only at annual stockholders' meetings. A special meeting for the exercise of such right shall be called by the Secretary of the Company within ten days after receipt of a written request therefor, signed by the holders of record of at least 10% of the votes of the then outstanding shares of Series A Preferred Stock; however, no such special meeting shall be held during the 90-day period preceding the date fixed for the annual meeting of stockholders.

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

          Any director who shall have been elected by holders of Series A Preferred Stock as a series pursuant to this subsection shall hold office for a term expiring (subject to the earlier termination of arrearages) at the next annual meeting of stockholders, and during such term may be removed at any time, either for or without cause, only by the affirmative votes of holders of record of a majority of the votes of the then outstanding shares of Series A Preferred Stock given at a special meeting of such stockholders called for the purpose or by written consent of two-thirds. Any vacancy created by such removal may also be filled at such meeting or by such a consent. A meeting for the removal of a director elected by holders of Series A Preferred Stock as a series and the filling of the vacancy created thereby shall be called by the Secretary of the Company within ten days after receipt of a written request therefor, signed by the holders of not less than 25% of the votes of the then outstanding shares of Series A Preferred Stock. Such meeting shall be held at the earliest practicable date thereafter.

          Any vacancy caused by the death, resignation, or expiration of term (except upon a termination of arrearages) of a director who shall have been elected by the holders of Series A Preferred Stock as a series pursuant to this subsection may be filled only by the holders of Series A Preferred Stock by written consent of two-thirds, at any annual or special stockholders' meeting, or at a meeting called for such purpose. Such meeting of the holders of Series A Preferred Stock shall be called by the Secretary of the Company at the earliest practicable date after any such death or resignation and in any event within ten days after receipt of a written request therefor, signed by the holders of record of at least 10% of the votes of the then outstanding shares of Series A Preferred Stock.

          If any meeting of the holders of Series A Preferred Stock required by this subsection to be called shall not have been called within ten days after personal service of a written request therefor upon the Secretary of the Company or within 15 days after mailing the same within the United States of America by registered mail addressed to the Secretary of the Company at its principal office, then holders of record of at least 10% of the votes of the then outstanding shares of Series A Preferred Stock may designate in writing one of their number to call such a meeting may be called by such person so designated upon the notice required for annual meetings of stockholders. Any holder of Series A Preferred Stock so designated shall have access to the stock books of the Company for the purpose of causing meetings of stockholders to be called pursuant to these provisions.

          Any meetings of holders of Series A Preferred Stock to vote as a series for the election or removal of directors shall be held at such place or places designated in the Company's Bylaws for meeting of its stockholders or at such other place as the holders of at least 10% of the votes of the then outstanding shares of Series A Preferred Stock may designate. At such meeting, the presence in person or

                                       5
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by proxy of holders of a majority of the votes of the then outstanding shares of
Series A Preferred Stock shall be required to constitute a quorum; in the absence of a quorum, a majority of the holders present in person or by proxy shall have power to adjourn the meeting from time to time without notice, other than announcement at the meeting, until a quorum shall be present.

          8. Other Rights and Amendments. Except as otherwise provided by law, without the written consent of two-thirds of the outstanding shares of Series A Preferred Stock or the vote of holders of two-thirds of the outstanding shares of Series A Preferred Stock (voting as a class) at a meeting of the holders of Series A Preferred Stock called for such purpose, the Company will not (i) create, authorize or issue any Parity Securities or Senior Securities,
(ii) increase the authorized number of shares of Series A Preferred Stock or
(iii) amend, alter, repeal or waive any provision of the bylaws, the Articles of Incorporation or this Certificate of Designation so as to adversely affect the preferences, rights, powers or other terms of the Series A Preferred Stock.

          9. Issuance. The Company will not issue more than 26,000 shares of Series A Preferred Stock.

          10. Conversion. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

          10.1 Optional Conversion.

               (a) At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

               (b) Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                                       6
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          10.2 Mandatory Conversion.

               (a) Mandatory Conversion Event. The Company may, at its option, require all (and not less than all) holders of shares of Series A Preferred Stock then outstanding to convert their shares of Series A Preferred Stock into shares of Common Stock, at the then effective Conversion Price if the average daily trading volume of Common Stock for the 30 consecutive days of trading ending not more than 5 calendar days immediately preceding the date of the notice described in this subsection 10(a) equals or exceeds 16,500 shares (33,000 if the principal trading market for Common Stock is a NASDAQ or other over-the-counter market and such market includes, or "double counts," both buy and sell transactions with respect to the same shares in reporting volume) and the Company's Common Stock shall have had an average closing market price on the principal stock exchange on which it is listed (or, if not listed on any stock exchange, a last sale price on the NASDAQ National Market System, or if not listed or admitted to trading on such system, a closing bid price in the over-the-counter market) of not less than $5.50 (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) on the same period of 30 consecutive trading days. All holders of record of shares of Series A Preferred Stock then outstanding will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory or special conversion of all such shares of Series A Preferred Stock pursuant to this Section 10.2. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of Series A Preferred Stock at such holder's address last shown on the records of the Company.

               (b) Effect of Mandatory Conversion. Upon the date filed for conversion in accordance with Section 10.2(a) hereof, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such mandatory conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock

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into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such mandatory conversion occurred.

          10.3 Conversion Price. Each share of Series A Preferred Stock shall be convertible in accordance with Section 10.1 or 10.2 hereof into the number of shares of Common Stock that results from dividing the liquidation value for Series A Preferred Stock (including the stated liquidation preference and accrued but unpaid dividends) by the conversion price for Series A Preferred Stock that is in effect at the time of conversion (the "Conversion Price"). The initial Conversion Price for the Series A Preferred Stock shall be the lesser of
(a) $3.50 per share and (b) the average closing sales price for the twenty days immediately preceding the conversion of the Series A Preferred Stock. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as provided below.

          10.4 Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for Series A Preferred Stock. The Conversion Price for Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" means (i) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

          10.5 Adjustment for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes any other distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by

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them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 10 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

          10.6 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 10), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. The Company shall give each holder of Series A Preferred Stock at least 30 days prior written notice of any event requiring adjustment pursuant to this Section 10.6.

          10.7 Sale of Shares Below Conversion Price.

               (a) Adjustment Formula. If at any time or from time to time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 10.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 10.4 hereof, a dividend or distribution as provided in Section 10.5 hereof or a recapitalization, reclassification or other change as provided in Section 10.6 hereof, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for Series A Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for Series A Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                   (1) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold pursuant to the provisions of Section 10.7(c) hereof) by the

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     Conversion Price for Series A Preferred Stock in effect immediately prior to such issue or sale; and

                   (2) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold pursuant to the provisions of Section 10.7(c) hereof).

               (b) Certain Definitions. For the purpose of making any adjustment required under this Section 10.7:

                   (1) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company and whether or not restricted at the time of issuance or sale (or deemed issuance or sale), other than (A) shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock and (B) Excluded Securities.

                   (2) The "Aggregate Consideration Received" by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and any expenses payable by the Company;
     (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                   (3) "Common Stock Equivalents Outstanding" shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Series A Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of vested

     Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such vested Rights or Options that are vested Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

                   (4) "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock, other than Excluded Securities.

                   (5) The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 10.7, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 10.7, for the issue of such Additional Shares of Common Stock.

                   (6) "Excluded Securities" shall mean, collectively (i) shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock (including additional shares of Series B Preferred Stock that may have been heretofore issued or may be issued after the date hereof as a stock dividend in the Series B Preferred Stock) and (ii) the Common Stock issuable by the Company upon exercise of stock options to acquire shares of Common Stock that have been granted by the Company prior to the Original Issue Date.

                   (7) "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities, other than Excluded Securities.

               (c) Deemed Issuances. For the purpose of making any adjustment to the Conversion Price of the Series A Preferred Stock required under this Section 10.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

               (a) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

               (b) if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

               (c) if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of any such

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

Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred Stock.

          10.8 Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for Series A Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Company's books.

          10.9 Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board of Directors as of the date of conversion.

          10.10 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          10.11 Notices. Any notice required by the provisions of this Section 10 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

          10.12 No Impairment. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed

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

hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

     11.  Redemption of the Series A Preferred Stock.

          (a) Optional Redemption; Notice. If, on June 30, 2001, any shares of Series A Preferred Stock shall be then outstanding, the Company may redeem (unless otherwise prevented by law) all (but not less than all) such outstanding shares at any amount per share equal to $100.00 plus an amount equal to accrued but unpaid dividends, if any, to the date of redemption of such share (the "Redemption Price"). 60 days' prior notice by the Company of such redemption shall be sent by first-class certified mail, postage prepaid and return receipt requested, by the Company to the holders of the shares of Series A Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Company.

          (b) Deposit. On or prior to the date of redemption contained in a notice pursuant to Section 11(a) hereof (the "Redemption Date"), the Company shall deposit the Redemption Price of all shares of Series A Preferred Stock with a bank or trust corporation having aggregate capital and surplus in excess of $100,000 as a trust fund for the benefit of the respective holders of Series A Preferred Stock, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holder on or after the Redemption Date upon receipt of his share certificate or notification from the Company that such holder has surrendered his share certificate to the Company. As of the Redemption Date, the deposit shall constitute full payment of the Redemption Price to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Company pursuant to this
Section 11(b) for the redemption of the shares thereafter converted into shares of the Company's Common Stock pursuant to Section 10 hereof prior to Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Section 11(b) remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors. The Company will be responsible for costs and expenses to be incurred in connection with such deposit arrangement, such amounts to be offset by any interest earned on the deposit, with any excess interest to be payable to the Company.

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

          (c) Repurchase Prohibited. The Company will not, and will not permit any affiliate (as defined in the Securities Exchange Act of 1934, as amended) of the Company to, purchase or acquire any shares of Series A Preferred Stock otherwise than pursuant to (i) the terms of this Section 11, or (ii) an offer made on the same terms to all holders of Series A Preferred Stock at the time outstanding.

          (d) Right to Convert Unaffected. Anything contained in this Section 11 to the contrary notwithstanding, the holders of shares of Series A Preferred Stock to be redeemed in accordance with this Section 11 shall have the right, exercisable at any time up to the close of business on the applicable redemption date (unless the Company is legally prohibited from redeeming such shares on such date, in which event such right shall be exercisable until the removal of such legal disability), to convert all or any part of such shares to be redeemed as herein provided into shares of Common Stock pursuant to Section 10 hereof.

     12.  General Provisions.

          (a) The term "Person" as used herein means any corporation, partnership, trust, organization, association, or other entity or individual.

          (b) The term "outstanding", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Company or a subsidiary.

          (c) The headings of the paragraphs, subparagraphs, clauses and subclauses of this Certificate of Designation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

     THIRD: The foregoing resolutions were duly adopted as of December 1, 1997 by all necessary action on the part of the Company.

Dated:  December 12, 1997              INTEGRATED ORTHOPAEDICS, INC.


                                       By: /s/ JEFF R. CASEY
                                          _____________________
                                          Jeff R. Casey,
                                          Senior Vice President

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